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                                                         EXHIBIT 10.11

                           COMMERCIAL PROPERTY LEASE


         THIS LEASE AGREEMENT is made and entered into this 27th day of August, 1998, by and between GERALD M. AND NORMA PEDERSON, whose address is 1202 Bluebird Drive, Rochester Hills, MI 48307 ("Lessor"),SEVILLE PLASTICS,INC., a Michigan corporation, whose address is 3909 Industrial Drive, Rochester Hills, MI 48309 ("Lessee") and INMOLD,INC., whose address is 3910 Industrial Drive, Rochester Hills, MI 48309 ("Guarantor").

                             Statement of Purpose

         Lessor is the owner of two commercial buildings and surrounding real estate located at 3925 and 3909 Industrial Drive, Rochester Hills, MI 48309. Lessor has agreed to lease such building and real estate to Lessee, and Lessee has agreed to lease such building and real estate, under the terms and conditions of this Agreement. By Agreement of even date, Guarantor has acquired all of the outstanding stock of Lessee. As part of that transaction Guarantor agreed, among other things, to guarantee Lessees' obligations under this Lease.

1. Premises. Lessor hereby leases to Lessee the two adjacent commercial buildings (collectively, the "Building") and related real estate (the "Land") located at the 3925 and 3909 Industrial Drive, Rochester Hills, MI 48309 (the Building and Land are hereinafter individually and collectively referred to as the "Premises"), for the term of this Lease, subject to the terms and conditions of this Lease Agreement. A legal description of the Land is attached hereto as Exhibit A and by this reference incorporated herein.

2. Superceding Nature of this Lease. This Lease supecedes an earlier lease between the Lessor and the Lessee for the Premises. The parties acknowledge that Lessee is currently in possession of the Premises under the earlier lease which is presently in full force and effect neither party being in default thereunder, and that the rent and all other obligations of Lessee under the earlier lease are paid through July 1, 1998.

3. Term. This Lease shall become effective on August 1, 1998 (the "Lease Commencement Date"), and shall end on July 31, 2005 (the "Term").

4.       Rent
         a. Base rent. Lessee shall pay Lessor the following sums as the Base Rent for the Term of this Lease, payable at the following rates, beginning March 1, 1998:

             August 1, 1998 - July 31, 2001       $9,200 per month
             August 1, 2001 - July 31, 2003       $9,700 per month
             August 1, 2003 -  May 31, 2005       $10,200 per month

         Rent shall be payable in equal monthly installments as noted above, which shall be due and payable to Lessor without notice and demand and without deduction or offset, in advance, on the first day of each calendar month. Rent shall be paid to Lessor at the address shown above or any other place designated in writing by Lessor. All amounts payable by Lessee to Lessor hereunder, if not paid when due, shall bear interest from the due date until paid at
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            the rate equal to one (1%) percent in excess of the then current
            "prime rate" of NBD Bank, but not in excess of the legal rate. Such prime rate shall be the rate announced by NBD Bank as its "prime rate". If no such prime rate is announced by NBD Bank, then the prime rate shall be a generally accepted substitute for the rate announced by a commercial bank as its charge on a loan to a prime customer.

            b. Additional rent. This Lease is intended by both parties to be an absolute net\net\net lease to Lessor. As such, Lessee shall be responsible for the payment of (i) all real estate and personal property taxes and insurance on the Premises for the entire Term,
            (ii) all costs of maintenance, repair and replacement, including without limitation all equipment, the roof and outer walls, and
            (iii) all costs of utilities, water, sewer, electricity, gas and all other services to the Premises, including without limitation snow removal, landscaping and the like. Lessee shall at its sole cost and expense arrange for the periodical removal of trash and refuse in a manner acceptable to Lessor. Lessee shall pay for all other services contracted for by Lessee as soon as an invoice is presented so that no past due accounts arise. Lessee shall indemnify and hold Lessor harmless from and against any and all such costs, expenses, taxes, personal property, utility bills, insurance premiums, costs of maintenance, replacement and repair and other charges. In addition, any fees, costs, or expenses incurred by Lessor for enforcing Lessee's obligations under this lease, including reasonable attorney fees, shall be additional rent owing under the Lease and shall be immediately due and payable by Lessee.

5. Signs. All signs placed on the Premises shall be in keeping with the character and decor of the Premises, and shall be subject to Lessor's written approval, to be given or withheld in Lessor's sole discretion.

6. Acceptance of Occupancy. Lessee is presently and has for some time been in possession of the Premises, and acknowledges that the Premises are in a state of repair that is acceptable for Lessee's intended use of the Premises as of the date hereof, and Lessee accepts the Premises in "as is" condition as of the Lease Commencement Date.

7. Evironmental Matters. Tenant shall not cause or permit the use, generation, storage or disposal in, on or about the Premises of any substances, materials or wastes subject to regulation under federal, state or local laws from time to time in effect concerning hazardous, toxic or radioactive materials in quantities or conditions prohibited by such laws. Lessee indemnifies and holds Lessor, and Lessor's successors and assigns, harmless from and against any loss, damage, claims, costs, liability or clean up costs arising out of Lessor's use, handling, storage or disposal of any such hazardous, toxic or radioactive material on the Premises.
            Three weeks prior to expiration of the Lease, Lessee shall, at Lessee's expense, conduct a baseline environmental assessment ("BEA") with respect to the Premises, which BEA shall comply with the rules promulgated for such assessments by the Michigan Department of Natural Resources. Lessee shall then, at Lessee's own expense, take any actions necessary to remediate any environmental contamination found on the Premises.

8.          Vacation of the Premises. Lessee shall not vacate or abandon the
            Premises during the term of this Lease. If Lessee does abandon or vacate the Premises or is dispossessed by process of law or otherwise, any of Lessee's personal property that is left on the
            Premises shall be
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           deemed abandoned by Lessee, at the option of Lessor.


9. Use. The Premises are to be used and occupied by Lessee for plastic injection molding, warehouse and office uses. No activity shall be conducted on the Premises that does not comply with all state and local laws, including all laws relating to environmental protection.

10. Repairs, Maintenance and Replacement. (a) Lessee shall keep the Premises and every part thereof, including without limitation all building systems and improvements, walls, roof, interior, exterior, electrical system, plumbing system, HVAC system, water and sewer systems, parking area, roads, sidewalks, landscaping, drainage, lighting facilities and any other facilities serving the Premises in good condition and repair, and in a first class condition, ordinary wear and tear excepted. Lessee hereby waives all rights to make repairs to and/or replacements of the Building and/or any equipment or system thereof or therein, at the expense of Lessor or in lieu thereof to vacate the Premises as provided by any law, statute or otherwise now or hereafter in effect. During the Term of this Lease, Lessee shall make all repairs, additional modifications or alterations to the Premises, regardless of the nature thereof, which may subsequently be required by any applicable laws. All repairs made by or on behalf of Lessee shall be made and performed by contractors or mechanics reasonably approved by Lessor and in accordance with all applicable laws and regulations of governmental authorities having jurisdiction.

           (b) Notwithstanding the foregoing, the Lessee shall have no obligation to replace the walls and roof, such replacement obligaton being the sole obligation of Landlord.

11. Surrender of the Premises. Lessee shall surrender the Premises to Lessor when this Lease expires, broom clean and in the same condition as on the Lease Commencement Date, normal wear and tear excepted.

12. Entry and inspection. Lessee shall permit Lessor or Lessor's agents to enter the Premises at reasonable times and with reasonable notice, to inspect the Premises. During the one hundred and eighty (180) days before the Lease expires, Lessee shall permit Lessor to place standard "For Lease" signs on the Promises and permit persons desiring to lease the Premises to inspect the Premises.

13. Taxes and assessments. Lessee shall pay all real and personal property taxes and assessments levied against the Premises during the term of this Lease. All taxes levied on personal property owned or leased by Lessee are the sole responsibility of Lessee.

14. Alterations. Lessee may remodel and improve the Premises. However, any remodeling or improvements that significantly alter the Premises or require an investment by Lessee in excess of $5,000 shall require written approval from Lessor, which approval shall not be unreasonably withheld. Such work shall be done without injury to any structural portion of the building. Any improvements constructed on the Premises shall become the property of Lessor when this Lease terminates.

15.        Assignment and Subletting. Lessee may not assign, sublet or otherwise transfer or convey
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          its interest or any portion of its interest in the Premises without written consent from Lessor. Lessor shall have total discretion on its approval of proposed assignments or subleases. Lessor may assign its rights under this Agreement.

16. Trade Fixtures. All trade fixtures and movable equipment installed by Lessee in connection with the business it conducts on the Premises shall remain the property of Lessee and shall be removed when this Lease expires. Lessee shall repair any damage caused by the removal of such fixtures, and the Premises shall be restored to the original condition.

17. Insurance. Lessee hereby waives all claims against Lessor for damage to any property or injury or death of any person in, on or about the Premises arising at any time and from any cause and Lessee shall hold Lessor harmless from any damage to any property or injury to or death of any person arising from the use of the Premises by Lessee. The foregoing indemnity obligations of Lessee shall include reasonable attorney's fees, investigation costs and all other reasonable costs and expenses incurred by Lessor from the first notice that any claim or demand is to be made or may be made. This provision shall survive the termination of this Lease with respect to any damage, injury or death occurring prior to such termination. Without limiting the foregoing, Lessee shall also insure the Premises, including all buildings and improvements, for the replacement cost of the buildings and improvements, against loss or damage under a policy or policies of fire and extended coverage insurance, including additional perils. Lessee shall obtain and maintain in full force general liability and property damage insurance with coverage of $2,000,000 combined single limit for injury or death and $300,000 for property damage, covering all claims for injuries to persons occurring in, on or around the Premises. The insurer providing insurance coverage specified in the preceding sentence shall be reasonably acceptable to Lessor. Each insurance policy shall also contain a provision exempting Lessor from any loss of coverage as an insured due to the acts of Lessee. Lessee shall give Lessor the customary insurance certificates evidencing that the foregoing insurance is in effect during the term of the Lease. All policies must also provide for notice by the insurance company to Lessor of any termination or cancellation of a policy at least thirty
          (30) days in advance. All policies shall name both Lessee and Lessor as insured parties.

18. Lessee's Personal Property. All Lessee's personal property, including trade fixtures, on the Premises shall be kept at Lessee's sole risk.

19. Destruction of the Premises. It is understood and agreed that if the Building hereby leased is damaged or destroyed, in whole or in part, by fire or other casualty during the term hereof, the Lessor will repair and restore the same to good tenantable condition with reasonable dispatch, and the rent herein provided for shall abate entirely, in case the entire premises are untenantable, and pro rata for the portion untenantable, in case only a part is untenantable, until the same shall be restored to a tenantable condition; provided, however, if Lessee shall fail to adjust Lessee's insurance or to remove Lessee's damaged goods, wares, equipment or property within a reasonable time and, as a result thereof, the repairing and/or restorimg is delayed, there shall be no abatement of rental for such period of delay. Alternatively, Lessor may elect to terminate this Lease upon giving notice of such election in writing to Lessee within sixty (60) days after the happening of the event causing the damage. Lessee
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          may also elect to teminate this Lease if (a) 50% or more of the leased premises are unusable by Lessee for conducting its business; and (b) the Premises are not restored to a tenantable and usable condition within ninety (90) days following the happening of the event causing the damage. Lessee shall provide written notice to Lessor of its intent to terminate within ten (10) days following the expiration of such ninety (90) day period. Upon termination of this Lease by Lessee as aforesaid, Lessor shall receive all insurance proceeds from the policies carried by Lessee insuring the Premises and if such proceeds are less than the full replacement cost of the Premises so damaged or destroyed Lessee shall pay an amount equal to such deficiency to Lessor upon demand.


20. Condemnation. If any part of the Premises is taken for any public or quasi-public purpose pursuant to any power of eminent domain, or by private sale in lieu of eminent domain, and such taking adversely affects the Lessee's use of the Premises, then either Lessor or Lessee may terminate this Lease, effective the date the public authority takes possession. All damages for the condemnation of the Premises, or damages awarded because of the taking, shall be payable to and the sole property of Lessor.

21. Default and reentry. (a) Upon the occurrence of an Event of Default hereunder, Lessor may terminate this Lease, reenter the Premises, and seek to relet the Premises on whatever terms Lessor thinks advisable. Notwithstanding reentry by Lessor, Lessee shall continue to be liable to Lessor for rent owed under this Lease and for any rent deficiency that results from reletting the Premises during the term of this Lease. Notwithstanding any reletting without termination, Lessor may at any time elect to terminate this Lease for any default by Lessee by giving Lessee written notice of the termination. In addition to Lessor's other rights and remedies as stated in this Lease, and without waiving any of those rights, if Lessor deems necessary any repairs that Lessee is required to make or if Lessee defaults in the performance of any of its other obligations under this Lease, Lessor may make such repairs or cure such defaults and Lessor shall not be responsible to Lessee for any loss or damage that is caused by that action. Lessee shall immediately pay to Lessor, on demand, Lessor's costs for curing any defaults as Additional Rent under this Lease.
          (b)  For purposes of this Lease, an "Event of Default" means:

               (i) Lessee's failure to pay rent when due;

               (ii) Lessee fails to perform any other obligations under this Lease within ten (10) days afta receiving written notice of such failure from Lessor;

               (iii) Lessee or Guarantor makes any assignment for the benefit of creditors or a receiver is appointed for Lessee or Guarantor or their respective property; or if any proceedings are instituted by or against Lessee or Guarantor for bankruptcy (including reorganization) or under any insolvency laws;

               (iv) Guarantor fails to pay or perform any obligation to Lessor under a certain Stock Purchase Agreement of even date and a
               Promissory Note executed in connection therewith in the original principal amount of $400,000; or
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              (v) Lessee fails to pay or perform any obligation to Lessor under a certain employment letter of even date, or fails to pay or perform any obligation to the Rochester Entity, as defined therein, under a certain Stock Purchase Agreement of even date.


22. Subordination. This Lease and Lessee's rights under it shall at all times be subordinate to the lien of any mortgage Lessor places on the Premises or to any collateral assignment Lessor makes of this Lease or of rent under this Lease. However, as long as Lessee is not in default under this Lease, the foreclosure of a mortgage given by Lessor shall not affect Lessee's rights under this Lease. At the request of any lienholder, Lessee shall provide Lessor with a customary tenant's estoppel letter regarding the status of this Lease.


23. Notices. Any notices required under this lease shall be in writing and served in person or sent by registered or certified mail, return receipt requested, to the addresses of the parties stated in this lease or to such other addresses as the parties substitute by written notice. Notices shall be effective on the date of the first attempted delivery.

24. Lessee's Possession and Enjoyment. As long as Lessee pays the rent as specified in this Lease and performs all its obligations under this Lease, Lessee may peacefully and quietly hold and enjoy the Premises for the term of this Lease.


25. Holding Over. If Lessee does not vacate the Premises at the end of the Term, the holding over shall constitute a month-to-month tenancy and the Base Rent for such hold over period shall be on hundred fifty (150%) percent of the Base Rent for the immediately preceding year (computed on a monthly basis).


26. Entire Agreement. This Agreement contains the entire agreement of the parties with respect to its subject matter. This Agreement may not be modified except by a written document signed by the parties.

27. Waiver. The failure of Lessor to enforce any condition of this Lease shall not be a waiver of Lessor's right to enforce every condition of this Lease. No provision of this Lease shall be deemed to have been waived unless the waiver is in writing.

28. Binding effect. This Agreement shall bind and benefit the parties and their successors and permitted assigns.

29. Time is the essence. Time is the essence in the performance of this Lease.

30. Guarantee by Guarantor. The Guarantor hereby guarantees the full and prompt payment and fulfillment of all obligations of Lessee under this Lease for the entire Term. This guaranty is a guaranty of payment and not of collection, and Lessor is not required to first attempt to collect or to obtain performance from Lessee before requesting Guarantor to satisfy and/or to perform Lessee's's obligations hereunder. Guarantor waives notice of any breach or default by Lessee under this Lease. The liability of Guarantor under this guarantee will not be released or affected by:

                 a. Lessor granting any indulgences or extensions of time to Lessee;

                 b. Any modification of this Lease by Lessor and Lessee, and in the event of any such modification the liability of Guarantor will be deemed modified in accordance with the terms of such modification;

                 c. Release, discharging or modification of Lessee's obligation under this Lease in any creditors, receivership, bankruptcy or other proceedings; or

                 d.  Assignment or transfer of this Lease by Lessee.

31. Attorneys Fees. Upon default by Lessor hereunder, Lessee (or Guarantor, as the case may be) shall reimburse Lessor for all costs of enforcing the provisions of this Lease, including reasonable attorneys fees incurred in any trial or appellate court.

32. Unenforceable Provisions. If any provisions of this Lease shall be determined to be illegal or unenforceable, such determination shall not affect any other provisions of this Lease and all such provisions shall remain in full force and effect.

33. Governing Law. This Lease shall be governed and construed pursuant to the laws of the State of Michigan.

           IN WITNESS WHEREOF the parties have each signed this Agreement as of the _______ day of August, 1998.



GUARANTOR:                                             LESSEE:

INMOLD, INC.                                           SEVILLE PLASTICS, INC.



By /s/ John M. Horner                                  By /s/ John M. Horner
   ------------------                                     ------------------

Its Treasurer                                          Its  Treasurer
   ------------------                                     ------------------



                                                       LESSOR:

                                                         /s/ Gerald M. Pederson
                                                         ----------------------
                                                         Gerald M. Pederson



                                                         /s/ Norma Pederson
                                                         -----------------------
                                                         Norma Pederson

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                                   EXHBIT A

                          LEGAL DESCRIPTION OF LAND